Exhibit 99.1

Hillenbrand Reports Second Quarter Fiscal Year 2019 Financial Results

•	Revenue of $465 million increased 3% YoY driven by Process Equipment Group revenue growth of 9%

•	GAAP EPS of $0.60 increased $0.94 primarily as a result of goodwill and trade name impairments recorded in 2018 that did not repeat; adjusted EPS of $0.63 decreased $0.02, or 3%

•	Order backlog grew 28% YoY to a record level of $960 million driven primarily by demand for large plastics projects

•	YTD cash flow from operations of $47 million decreased $15 million compared to prior year largely due to an increase in cash paid for taxes

•	Reaffirming fiscal 2019 guidance for adjusted EPS of $2.45 to $2.60, and revenue growth of 1% to 3%

BATESVILLE, Ind., May 1, 2019 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results today for the second quarter of fiscal 2019, which ended March 31, 2019.

Second Quarter Results
Revenue of $465 million increased 3% compared to the prior year, including 4% of negative foreign currency impact. The growth was driven by an increase of 9% in the Process Equipment Group, partially offset by a decrease of 9.5% in the Batesville segment.

Net income of $38 million, or $0.60 per share, increased $0.94 per share over the prior year result, which included approximately $0.98 per share of non-cash charges for goodwill and trade name impairments that did not repeat related to a reporting unit within the Process Equipment Group with exposure to domestic coal mining and power. The effective tax rate for the quarter was 25.9%. In comparison, the prior year rate was -177%, primarily due to the nondeductible portion of the impairment charges and the resulting pre-tax loss.

Adjusted net income of $40 million resulted in adjusted earnings per share of $0.63, a decrease of 3%, on lower profit from Batesville, partially offset by profitable growth in the Process Equipment Group. Adjusted EBITDA decreased 2% from the second quarter of the prior year to $75 million, and adjusted EBITDA margin of 16.1% was lower by 80 basis points, primarily driven by lower volume in Batesville, cost inflation and product mix, which were partially offset by pricing and productivity improvements. The adjusted effective income tax rate increased 50 basis points to

25.9%, primarily due to the mix of income from higher tax jurisdictions. Hillenbrand generated cash flow from operations of $11 million in the quarter.

“The Process Equipment Group delivered another strong quarter driven by continued momentum in large extrusion and material handling systems. We’ve experienced robust demand for new plastics projects, especially in North America and Asia, where the majority of new polyolefin capacity is forecasted,” said Joe Raver, President and CEO of Hillenbrand. “On the other hand, it was a challenging quarter for Batesville. The mortality rate associated with the flu season was significantly less severe than last year, which resulted in a steeper decline in the demand for burial caskets in the quarter compared to the longer-term trends we’ve observed.”
Process Equipment Group
Process Equipment Group revenue of $327 million increased 9% over the same period in the prior year, including 5% negative foreign currency impact. Revenue growth was primarily driven by continued strong demand for large plastics projects along with an incremental 2% from the acquisition of BM&M Screening Solutions announced last quarter. Adjusted EBITDA margin of 17.0% increased 40 basis points primarily driven by operating expense leverage, partially offset by the increased proportion of lower margin, large systems projects and cost inflation. Large projects continued to fuel order backlog, which increased 1% sequentially, growing to a record $960 million at the end of the second quarter. That backlog was 28% higher than the prior year, or 37% higher excluding the impact of foreign currency.

Batesville
Batesville revenue of $138 million was 9.5% lower than the second quarter of the prior year as a result of lower demand for burial caskets, primarily driven by lower estimated deaths and the increased rate at which families opted for cremation. The estimated mortality rate associated with the flu was significantly less severe than the prior year. Adjusted EBITDA margin of 22.9% was 240 basis points lower year over year, mainly driven by lower volume and cost inflation, partially offset by productivity gains.

Acquisition Update
Last quarter, Hillenbrand announced the acquisition of BM&M Screening Solutions Ltd. The combination of BM&M and Rotex is expected to strengthen Hillenbrand’s separation business, and the team is implementing the Hillenbrand Operating Model with a goal to realize targeted synergies. BM&M performed well in its first full quarter as a part of Hillenbrand and is on track to meet management’s expectations.

Fiscal 2019 Guidance
Hillenbrand is reaffirming 2019 guidance:

•	Revenue growth of 1% to 3%, including negative FX impact of 2%

•	Process Equipment Group revenue up 3% to 5%, including negative FX impact of 3%

•	Batesville revenue down 1% to 3%

•	Adjusted EPS of $2.45 to $2.60

Conference Call Information
Date/Time: 8:00 a.m. ET, Thursday, May 2, 2019
Dial-In for U.S. and Canada: 1-833-241-7251
Dial-In for International: +1-647-689-4215
Conference call ID number: 5294659
Webcast link: https://ir.hillenbrand.com (archived through Friday, May 31, 2019)

Replay - Conference Call
Date/Time: Available until midnight ET, Thursday, May 16, 2019
Replay ID number: 5294659
Dial-In for U.S. and Canada: 1-800-585-8367
Dial-In for International: +1-416-621-4642

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be made available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are often referred to as “adjusted” and exclude impairment charges, expenses associated with business acquisition, development, and integration, restructuring and restructuring related charges, backlog amortization, and inventory step-up. The related income tax for all of these items is also excluded. These non-GAAP measures also exclude the non-recurring tax benefits and expenses related to the U.S. government enacted tax legislation referred to as the Tax Cuts and Jobs Act (the “Tax Act”). Non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to pursue acquisitions that strengthen or establish leadership position in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Process Equipment Group competes.  Backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded to the Process Equipment Group.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems and equipment, as well as replacement parts, components, and service. The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 to 36 months for larger system sales.  Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Process Equipment Group will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that there is no GAAP financial measure comparable to backlog, a quantitative reconciliation is not provided.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with multiple leading brands that serve a wide variety of industries around the world. We strive to provide superior return for our shareholders, exceptional value for our customers, great professional opportunities for our employees, and to be responsible to our communities through deployment of the Hillenbrand Operating Model.

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Net revenue	$464.6	$452.2	$874.9	$849.4
Cost of goods sold	303.7	283.6	567.0	534.6
Gross profit	160.9	168.6	307.9	314.8
Operating expenses	93.7	98.3	184.4	187.4
Amortization expense	8.6	7.5	16.4	15.1
Impairment charge	—	63.4	—	63.4
Interest expense	5.4	6.0	10.9	12.3
Other income (expense), net	0.1	(1.1)	0.6	(1.5)
Income (loss) before income taxes	53.3	(7.7)	96.8	35.1
Income tax expense	13.8	13.6	28.3	37.3
Consolidated net income (loss)	39.5	(21.3)	68.5	(2.2)
Less: Net income attributable to noncontrolling interests	1.5	0.6	2.2	1.6
Net income (loss) (1)	$38.0	$(21.9)	$66.3	$(3.8)

Net income (loss) (1) — per share of common stock:
Basic earnings per share	$0.60	$(0.34)	$1.05	$(0.06)
Diluted earnings per share	$0.60	$(0.34)	$1.05	$(0.06)
Weighted average shares outstanding (basic)	62.9	63.3	62.9	63.5
Weighted average shares outstanding (diluted)	63.4	63.3	63.4	63.5

Cash dividends per share	$0.2100	$0.2075	$0.4200	$0.4150

(1) Net income (loss) attributable to Hillenbrand

Condensed Consolidated Statements of Cash Flow
(in millions)

	Six Months Ended March 31,
	2019	2018
Net cash provided by operating activities	$46.5	$61.5
Net cash used in investing activities	(34.4)	(10.5)
Net cash used in financing activities	(11.3)	(50.4)
Effect of exchange rate changes on cash and cash equivalents	2.1	1.7
Net cash flows	2.9	2.3

Cash, cash equivalents, and restricted cash:
At beginning of period	56.5	66.7
At end of period	$59.4	$69.0

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Net income (loss) (1)	$38.0	$(21.9)	$66.3	$(3.8)
Impairment charge	—	63.4	—	63.4
Restructuring and restructuring related	0.7	0.7	1.2	1.2
Business acquisition, development, and integration	0.5	0.2	1.1	2.5
Inventory step-up	0.1	—	0.2	—
Backlog amortization	1.1	—	1.4	—
Tax Act (2)	—	0.6	1.8	14.9
Tax effect of adjustments	(0.6)	(1.4)	(1.0)	(2.1)
Adjusted Net Income (1)	$39.8	$41.6	$71.0	$76.1

Diluted EPS	$0.60	$(0.34)	$1.05	$(0.06)
Impairment charge	—	1.00	—	1.00
Restructuring and restructuring related	0.01	0.01	0.02	0.02
Business acquisition, development, and integration	0.01	—	0.02	0.04
Inventory step-up	—	—	—	—
Backlog amortization	0.02	—	0.02	—
Tax Act (2)	—	0.01	0.03	0.23
Tax effect of adjustments	(0.01)	(0.02)	(0.02)	(0.03)
Non-GAAP dilutive shares excluded from
GAAP EPS calculation (3)	—	(0.01)	—	(0.01)
Adjusted Diluted EPS	$0.63	$0.65	$1.12	$1.19

(1) Net income (loss) attributable to Hillenbrand

(2) The revaluation of the deferred tax balances, the tax on unremitted foreign earnings, and change in deferred tax liability as a result of revising our permanent reinvestment assertion on earnings of foreign subsidiaries driven by the Tax Act.

(3) Due to the occurrence of a net loss on a GAAP basis, potentially dilutive shares were excluded from the calculation of GAAP earnings per share, as they would have an anti-dilutive effect. However, as net income was earned on an adjusted basis, these shares have a dilutive effect on adjusted earnings per share and are included here.

	Three Months Ended March 31,		Six Months Ended March 31,
Shares used in computing non-GAAP per share amounts:	2019	2018	2019	2018
GAAP Weighted average shares outstanding (diluted)	63.4	63.3	63.4	63.5
Non-GAAP dilutive shares excluded from GAAP EPS calculation (1)	—	0.7	—	0.6
Pro forma weighted average shares outstanding (diluted)	63.4	64.0	63.4	64.1

(1) Due to the occurrence of a net loss on a GAAP basis, potentially dilutive securities were excluded from the calculation of GAAP earnings per share, as they would have an anti-dilutive effect. However, as net income was earned on a Non-GAAP basis, these shares have a dilutive effect on adjusted earnings per share and are included here.

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Adjusted EBITDA:
Process Equipment Group	$55.5	$49.9	$101.7	$95.5
Batesville	31.6	38.6	58.3	66.5
Corporate	(12.2)	(12.2)	(21.0)	(20.5)
Less:	0	0
Interest income	(0.2)	(0.3)	(0.4)	(0.8)
Interest expense	5.4	6.0	10.9	12.3
Income tax expense	13.8	13.6	28.3	37.3
Depreciation and amortization	15.1	14.0	29.2	27.8
Impairment charge	—	63.4	—	63.4
Business acquisition, development, and integration	0.5	0.2	1.1	2.5
Restructuring and restructuring related	0.7	0.7	1.2	1.2
Inventory step-up	0.1	—	0.2	—
Consolidated net income (loss)	$39.5	$(21.3)	$68.5	$(2.2)

	Full-Year 2019 Outlook
	Low		High
GAAP earnings per share	$2.38	to	$2.53
Non-GAAP adjustments (1)	0.07		0.07
Adjusted earnings per share	$2.45	to	$2.60

(1) Non-GAAP adjustments include restructuring and restructuring related, business acquisition, development, and integration, and other

Throughout this release, we make a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, these are statements about future plans, objectives, beliefs, and expectations that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
target	encourage	promise	improve	progress	potential	should
This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the impact of the 2017 Tax Cuts and Jobs Act, enacted by the U.S. government on December 22, 2017, on the Company’s financial position, results of operations, and cash flows; the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; certain tax-related matters; and changes to legislation, regulation, treaties or government policy, including any resulting from the current political environment. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2018, filed with the Securities and Exchange Commission on November 13, 2018, and in Part II, Item IA of Hillenbrand’s Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission on May 1, 2019. The company assumes no obligation to update or revise any forward-looking information.

CONTACT
Rich Dudley, Senior Director, Investor Relations
Phone: 812-931-5001
Email: rich.dudley@hillenbrand.com